Exhibit 10.3

EXECUTION VERSION

June 1, 2017

Gary Muto

115 Central Park West, Apt 21F
New York, NY 10023

Dear Gary:

I’m excited to offer you a promotion to President and CEO ascena Brands and in addition, an officer of the Company!

The following are the terms and conditions of our job offer to you and replace any and all previous offers or discussions concerning your employment, effective August 1, 2017.

Job Title:	President and CEO ascena Brands

Reporting To:	David Jaffe

Location:	New York, NY

Effective Date:	August 1, 2017

Annual Pay Rate:	$1,000,000

In addition, you may be considered for an annual performance evaluation in the Fall of 2018 to consider increases to your pay. Any corresponding pay adjustments would be based on your performance, business results, economic and competitive factors, and approval from the Board of Directors.

Incentive Compensation:	Cash Bonus: Participation in the Incentive Compensation (“IC”) program at a target level of 125% of your annual base salary. Your initial annual target level (100% performance) is $1,250,000. Maximum annual payout is double your target level (i.e., 200%), is $2,500,000. You will be eligible for the increased IC target beginning with the Fiscal Year 2018 Fall Season. Payments shall be made in the same form and timing as made to other senior executives of Ascena. The IC program is governed by the terms and conditions of the Ascena 2016 Omnibus Incentive Plan (or any successor plan).

Transformation Bonus: In addition to your current participation in this program, you will be eligible for an additional multiple of base salary as shown below, effective on August 1, 2017. Participation and awards are subject to the Plan Description and Award Agreements.

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	Realized Savings Tranche 1	Realized Savings Tranche 2	Realized Savings Tranche 3	Realized Savings Tranche 4
Additional Multiple of August 1, 2017 Salary	.25	.3125	.375	.4375

Long Term Incentives:	You shall be granted a 2017 Annual Grant at a newly-created Ascena President level effective in September 2017 or at such other time the 2017 annual grants are made to other senior executives of Ascena, with an estimated total value of $2.5 million. Future grants (including vesting and termination provisions) shall be commensurate with your Ascena President level and other President level executives (other than the Chief Executive Officer of Ascena Retail Group who may also have a President title).

Such 2017 Annual Grant may consist of stock options, restricted stock units (“RSUs”), 3-year performance-based long term incentive awards (“3-year Award”) and/or such other long term incentive/equity awards, as determined by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) in its sole discretion; provided that the forms of award shall be substantially similar to the forms of award granted to other President level executives (other than the Chief Executive Officer of Ascena Retail Group who may also have a President title). With respect to any portion of the 2017 Annual Grant that consists of stock options, RSUs or similar equity awards (“2017 Time-Vested Awards”), such portion will vest in one-third increments on each anniversary date of the grant date of the 2017 Annual Grant (with 100% vesting on the third anniversary), in each case, subject to your continued employment from the grant date through each applicable vesting date. With respect to any portion of the 2017 Annual Grant that consists of a 3-year Award or other performance-based award, (“2017 Performance-Vested Awards”), such portion will vest on the third anniversary of the grant date of the 2017 Annual Grant (with no vesting prior to such date), subject to your continued employment from the grant date through such vesting date (except as provided below) and subject to the achievement of performance goals established by the Compensation Committee in its sole discretion.

In addition to the 2017 Annual Grant, you shall be granted an additional one-time RSU grant for 1 million shares of the Company’s common stock (“Additional RSU”) effective September 2017 or at such other time the 2017 Annual Grants are made to other senior executives of Ascena. The Additional RSU will vest as follows: 50% will vest on June 30, 2019 and the remaining 50% will vest on June 30, 2020, in each case, subject to your continued employment from the grant date through each applicable vesting date (except as provided below).

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All grants are subject to the terms and conditions of the Ascena 2016 Omnibus Incentive Plan, applicable Award Agreements and Plan Description/ Prospectus. and are conditioned upon your timely execution of the Company’s restrictive covenant agreement containing a non-competition, non-solicitation and other provisions (“Restrictive Covenant Agreement”), which shall be substantially in the form provided to you previously, except that (i) your post-termination Non-Compete Period shall be for one year following your termination for any reason, (ii) your post-termination Non-Solicit Period shall be for two years following your termination for any reason, and (iii) such restrictions shall apply without any requirement of the Company to make additional payments to you in the event of your termination by the Company without “Cause” (as defined in Section 1.5(b) of Ascena’s Executive Severance Plan (“ESP”) as of the date of this letter) or your termination for “Good Reason” (as defined below) and if you are receiving severance payments and benefits as provided under this letter.

In the event of your termination by the Company without Cause or your termination for Good Reason prior to a “Change in Control” (as defined in the ESP as of the date of this letter) (a “Qualifying Termination”), your 2017 Annual Grant and the Additional RSU will be treated as follows, subject to your timely execution and non-revocation of a release used in connection with the ESP; provided, that, more favorable treatment may be provided for a termination of employment without Cause or for Good Reason, in each case, in anticipation of a Change in Control:

•	To the extent that your 2017 Time-Vested Awards and/or the Additional RSU are outstanding and unvested at the time of any such Qualifying Termination, the next tranche of either such award scheduled to vest following any such Qualifying Termination will vest on the date of the Qualifying Termination;

•	To the extent that your 2017 Performance-Vested Awards are outstanding and unvested at the time of any such Qualifying Termination, a pro rata portion of such awards will vest subject to the actual achievement of the applicable performance goals and following the certification of the goals by the Compensation Committee after the end of the applicable performance period. Such pro rata portion will be calculated by multiplying the amount of the award achieved upon the satisfaction of the applicable performance goals by a fraction, the numerator of which is the number of days from the grant date until the termination date and the denominator of which is the total days within the applicable performance period.

The changes to existing pay and benefits programs stated in this letter reflect the only changes being made to existing pay and benefits programs, and all pay and benefits otherwise remain subject to the terms and conditions of the applicable plans, programs and policies.

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At Ascena, an employment at-will relationship prevails and the employment relationship can be terminated with or without Cause and with or without notice, at any time, by either the employee or the employer. Notwithstanding the foregoing, you shall continue to be eligible under the Ann Inc. Special Severance Plan subject to its terms and conditions until August 24, 2017. Following such date, you shall participate in the ESP, subject to its terms and conditions. Your participation in the ESP shall be modified as follows:

(i)	you shall be eligible for severance in the event of your termination for Good Reason (as defined in the ESP as of the date of this letter, but modified as described under clause (ii) below), which definition shall apply to you regardless of the occurrence of a Change in Control (as defined in the ESP as of the date of this letter), and which, in all cases, shall be subject to the notice and cure provisions in the ESP;

(ii)	the definition of Good Reason shall also include any material breach of this letter by the Company, and the elimination of sourcing from your responsibilities constitutes a material diminution of your responsibilities, in each case, subject to the notice and cure provisions in the ESP, and for purposes of your definition of “Good Reason”, Section 1.22(b) of the ESP shall be deleted and replaced with the following:

“(b)(I) prior to a Change in Control, any reduction in the Participant’s base salary, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%; and (II) on or after a Change in Control, any reduction in the Participant’s base salary and/or benefits, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%;”

(iii)	your cash severance payment level under Section 2.2(a)(i) of the ESP (relating to a non-change in control termination) shall be 24 months of base salary and your cash severance level under Section 2.2(a)(ii) of the ESP (relating to a change in control related termination) shall be 24 months of base salary and bonus (as defined in the ESP);

(iv)	your Continuation Period (as defined in the ESP) shall not exceed 18 months;

(v)	no mitigation provisions in the ESP shall be applicable to you, however, provisions related to set-off remain applicable to you; and

(vi)	if such ESP is adversely amended in any material manner or terminated, you shall nonetheless remain eligible for severance at the levels described herein, but you shall continue to be subject to the terms and conditions of the ESP as if it continued to apply to you without regard to any such amendment or termination.

Notwithstanding anything to the contrary, in no event shall there be any duplication of severance payments or benefits under any plan, program or policy, under this letter or under the Restrictive Covenant Agreement.

Waiver and Release: In consideration of the terms, conditions and benefits, monetary and otherwise, set forth in this letter agreement, you hereby release and waive any and all legal and contractual claims and claims of entitlement, known or unknown, that you have or may have against Ascena Retail Group and/or its affiliates, directors, officers or employees, based on any facts, events or circumstances occurring through the date you sign this letter, other than with respect to any outstanding equity awards

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or vested, accrued benefits you may have under the terms and conditions of any applicable plan or agreement. You hereby acknowledge that you are not aware of any claims you may currently have against Ascena Retail Group and/or its affiliates, directors, officers or employees.

Please sign both copies of this letter, keep one for your records and return one to Vanessa Gilaspy, AVP Corporate Compensation.

Once again, congratulations on your new position.

Sincerely,	I accept your offer as specified above.

/s/ David Jaffe David Jaffe, CEO, Ascena Retail Group	/s/ Gary Muto Gary Muto